Independent Auditors' Consent

The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.


         We consent to incorporation by reference in the registration statement on Form S-3 (FILE NO. 333-43729) of FGIC Securities Purchase, Inc. of our report dated January 17, 1998, relating to the financial statements of FGIC Securities Purchase, Inc. as of December 31, 1997 AND 1996 , and for each of the years in the three-year period ended December 31, 1997 included in the 1997 Form 10-K of FGIC Securities Purchase, Inc. and to the reference of our firm under the heading "Experts" in the Form S-3.


                                                      /s/  KPMG Peat Marwick LLP


New York, New York
May 4, 1998


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